Exhibit 99

Eaton Reports Fourth Quarter Operating Earnings Per Share of $1.17

Operating Cash Flow in the Fourth Quarter of $742 Million; Full Year 2015 Operating Cash Flow of $2.4 Billion

2016 Operating Earnings Per Share Expected To Be Between $4.15 and $4.45

Announces Expanded $400 Million Restructuring Program and $3 Billion Share Repurchase Plan

DUBLIN--(BUSINESS WIRE)--February 3, 2016--Power management company Eaton Corporation plc (NYSE:ETN) today announced operating earnings per share for the fourth quarter of $1.17, which exclude charges of $0.02 per share to integrate recent acquisitions, a decrease of 8 percent from the fourth quarter of 2014. Sales in the quarter were $5.1 billion, down 9 percent from the same period in 2014. Operating earnings for the fourth quarter of 2015, which exclude charges of $14 million to integrate recent acquisitions, were $541 million compared to $602 million in the fourth quarter of 2014.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, “Our earnings came in above the high end of our guidance range. Organic sales in the fourth quarter declined by 4 percent compared to the fourth quarter of 2014, reflecting weakness in most of our markets. The impact of currency translation reduced sales by 5 percent.

“In light of the challenging markets, we were pleased with our performance in the quarter,” said Cutler. “We slightly exceeded our revenue guidance, achieved record fourth quarter segment margins, lowered our structural costs, generated operating cash flow of $742 million, and repurchased $228 million of our shares. Our record segment margins of 16.0 percent reflect the positive impact of the significant restructuring actions we initiated in the third quarter of 2015.”

For the full year 2015, sales were $20.9 billion, 7½ percent lower than in 2014. The sales decline consisted of a decrease in organic sales of 2 percent and a decrease of 5½ percent from negative currency translation. Restructuring actions during the year incurred a total cost of $129 million. Excluding charges to integrate recent acquisitions, operating earnings totaled $2.0 billion. Operating earnings per share for 2015, excluding acquisition integration charges, were $4.30. Operating cash flow in 2015 was $2.4 billion. Share repurchases in 2015 totaled $682 million, resulting in the repurchase of 2.4 percent of the shares outstanding at the start of 2015.

“In 2016, we anticipate our organic revenues will decline between 2 and 4 percent, reflecting a continuation of sluggish markets around the world,” said Cutler. “We expect the impact of negative currency translation to be approximately 2 percent.

“For the first quarter, operating earnings per share are expected to be between $0.80 and $0.90 per share,” said Cutler. “The first quarter will be impacted by restructuring costs of approximately $70 million, as we implement the second phase of the restructuring plan we announced last year. For the full year 2016, we estimate that operating earnings per share will be between $4.15 and $4.45 per share. Our guidance for 2016 includes the net impact of restructuring actions. We anticipate acquisition integration costs in 2016 will be insignificant, resulting in net income per share in 2016 equal to operating earnings per share, and at the midpoint of our guidance up 2 percent over net income per share in 2015.

“We anticipate 2016 will be the second consecutive year of decline in our end markets, the first back-to-back decline in our end markets since the industrial recession of 2001-2002,” said Cutler. “Looking at our expected performance in 2016, we plan to generate about the same pretax profits as in 2015 despite a reduction of approximately $1 billion in revenue at the midpoint of our guidance, with significant restructuring actions boosting segment margins by 40 basis points.

“Building upon the effective restructuring activity we undertook in 2015, we have increased our three-year restructuring program, bringing the 2015 through 2017 program to a total cost of $400 million, with mature year savings estimated at approximately a similar amount. In addition, we expect to continue to deploy the bulk of our excess funds to share repurchases, resulting in anticipated repurchases totaling approximately $3 billion from 2015 through 2018.”

Business Segment Results

Fourth quarter sales for the Electrical Products segment were $1.7 billion, down 5 percent from the fourth quarter of 2014. Organic sales declined 1 percent, and negative currency translation was another 4 percent. Operating profits in the fourth quarter were $298 million. Excluding acquisition integration charges of $8 million during the quarter, operating profits totaled $306 million, down 5 percent from the fourth quarter of 2014.

“Our bookings in the Electrical Products segment declined 1 percent from the fourth quarter a year ago,” said Cutler. “We saw particular weakness in Asia Pacific, while European orders increased and Americas orders were marginally lower.”

Fourth quarter sales for the Electrical Systems and Services segment were $1.5 billion, down 9 percent from the fourth quarter of 2014. Organic sales declined 5 percent, and negative currency translation was another 4 percent. Operating profits were $203 million. Excluding acquisition integration charges of $5 million during the quarter, operating profits totaled $208 million, down 17 percent from the fourth quarter of 2014.

“Our bookings in the Electrical Systems and Services segment were down 2 percent from the fourth quarter of 2014,” said Cutler. “Orders were lower in all regions, with particular weakness in Asia Pacific.”

Hydraulics segment fourth quarter sales were $552 million, down 18 percent from the fourth quarter of 2014. Organic sales declined 12 percent, and negative currency translation was another 6 percent. Operating profits in the fourth quarter were $62 million, down 24 percent from the fourth quarter of 2014.

“The hydraulics market was impacted during the quarter by a continuation of broad-based weakness in stationary and mobile equipment end markets,” said Cutler. “Our bookings in the fourth quarter declined 22 percent compared to last year.”

The Aerospace segment posted fourth quarter sales of $440 million, a decrease of 4 percent from the fourth quarter of 2014. Organic sales declined 2 percent, and negative currency translation was an additional 2 percent. Operating profits in the fourth quarter were $77 million, up 10 percent over the fourth quarter of 2014.

“Aerospace bookings in the fourth quarter increased 6 percent over the fourth quarter of 2014,” said Cutler. “We were pleased with the strength in aftermarket bookings, which grew 14 percent.”

The Vehicle segment posted sales of $841 million in the fourth quarter, down 13 percent from the fourth quarter of 2014. Organic sales declined 6 percent, and negative currency translation was another 7 percent. Operating profits were $155 million, down 5 percent from the fourth quarter of 2014.

Eaton is a power management company with 2015 sales of $20.9 billion. Eaton provides energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton has approximately 97,000 employees and sells products to customers in more than 175 countries. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its fourth quarter results is available to all interested parties as a live audio webcast today at 10 a.m. United States Eastern time via a link on the center of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on fourth quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning first quarter and full year 2016 operating earnings per share, 2016 projected revenue growth, the costs and benefits of planned restructuring actions, intended share repurchases, and the impact in 2016 from currency translation on revenues and earnings. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market and currency fluctuations; war, civil or political unrest or terrorism; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months and year ended December 31, 2015 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended December 31		Year ended December 31

(In millions except for per share data)	2015	2014	2015	2014
Net sales	$5,057	$5,565	$20,855	$22,552

Cost of products sold	3,427	3,847	14,292	15,646
Selling and administrative expense	873	903	3,596	3,810
Litigation settlements	—	—	—	644
Research and development expense	153	154	625	647
Interest expense - net	57	54	232	227
Other income - net	(8)	(2)	(35)	(183)
Income before income taxes	555	609	2,145	1,761
Income tax expense (benefit)	21	24	164	(42)
Net income	534	585	1,981	1,803
Less net income for noncontrolling interests	(2)	(4)	(2)	(10)
Net income attributable to Eaton ordinary shareholders	$532	$581	$1,979	$1,793

Net income per share attributable to Eaton ordinary shareholders
Diluted	$1.15	$1.23	$4.23	$3.76
Basic	1.15	1.24	4.25	3.78

Weighted-average number of ordinary shares outstanding
Diluted	462.7	472.5	467.1	476.8
Basic	461.4	470.0	465.5	474.1

Reconciliation of net income attributable to Eaton ordinary shareholders to operating earnings
Net income attributable to Eaton ordinary shareholders	$532	$581	$1,979	$1,793
Excluding acquisition integration charges (after-tax)	9	21	31	102
Operating earnings	$541	$602	$2,010	$1,895

Net income per share attributable to Eaton ordinary shareholders - diluted	$1.15	$1.23	$4.23	$3.76
Excluding per share impact of acquisition integration charges (after-tax)	0.02	0.04	0.07	0.21
Operating earnings per ordinary share	$1.17	$1.27	$4.30	$3.97

See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended December 31		Year ended December 31

(In millions)	2015	2014	2015	2014
Net sales
Electrical Products	$1,730	$1,821	$6,976	$7,254
Electrical Systems and Services	1,494	1,650	5,931	6,457
Hydraulics	552	673	2,459	2,975
Aerospace	440	456	1,807	1,860
Vehicle	841	965	3,682	4,006
Total net sales	$5,057	$5,565	$20,855	$22,552

Segment operating profit
Electrical Products	$298	$304	$1,156	$1,184
Electrical Systems and Services	203	242	776	843
Hydraulics	62	81	246	367
Aerospace	77	70	310	273
Vehicle	155	163	645	645
Total segment operating profit	795	860	3,133	3,312

Corporate
Litigation settlements	—	—	—	(644)
Amortization of intangible assets	(100)	(105)	(406)	(431)
Interest expense - net	(57)	(54)	(232)	(227)
Pension and other postretirement benefits expense	(31)	(24)	(130)	(138)
Other corporate expense - net	(52)	(68)	(220)	(111)
Income before income taxes	555	609	2,145	1,761
Income tax expense (benefit)	21	24	164	(42)
Net income	534	585	1,981	1,803
Less net income for noncontrolling interests	(2)	(4)	(2)	(10)
Net income attributable to Eaton ordinary shareholders	$532	$581	$1,979	$1,793

See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
(In millions)
Assets
Current assets
Cash	$268	$781
Short-term investments	177	245
Accounts receivable - net	3,479	3,667
Inventory	2,323	2,428
Deferred income taxes	—	593
Prepaid expenses and other current assets	369	386
Total current assets	6,616	8,100

Property, plant and equipment - net	3,565	3,750

Other noncurrent assets
Goodwill	13,479	13,893
Other intangible assets	6,014	6,556
Deferred income taxes	362	228
Other assets	995	1,002
Total assets	$31,031	$33,529

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$426	$2
Current portion of long-term debt	242	1,008
Accounts payable	1,758	1,940
Accrued compensation	366	420
Other current liabilities	1,833	1,985
Total current liabilities	4,625	5,355

Noncurrent liabilities
Long-term debt	7,781	8,024
Pension liabilities	1,586	1,812
Other postretirement benefits liabilities	440	513
Deferred income taxes	390	901
Other noncurrent liabilities	978	1,085
Total noncurrent liabilities	11,175	12,335

Shareholders’ equity
Eaton shareholders’ equity	15,186	15,786
Noncontrolling interests	45	53
Total equity	15,231	15,839
Total liabilities and equity	$31,031	$33,529

See accompanying notes.

EATON CORPORATION plc

NOTES TO THE FOURTH QUARTER 2015 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include operating earnings, operating earnings per ordinary share, and operating profit before acquisition integration charges for each business segment as well as corporate, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

During the second quarter of 2014, Eaton settled litigation matters with ZF Meritor LLC and Meritor Transmission Corporation (collectively, Meritor) and Triumph Actuation Systems, LLC and other claimants (collectively, Triumph), and related litigation, resulting in pre-tax cost totaling $644.

Note 2. CHANGES IN ACCOUNTING POLICIES

During the fourth quarter of 2015, the Company early adopted Accounting Standard Update (ASU) 2015-17, Balance Sheet Classification of Deferred Taxes. ASU 2015-17 requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the condensed consolidated balance sheet. The Company elected to apply this standard prospectively for 2015 financial statements. As a result, prior periods were not retrospectively adjusted.

Note 3. ACQUISITION INTEGRATION CHARGES

Eaton incurs integration charges related to acquired businesses. A summary of these charges follows:

					Operating profit
	Acquisition		Operating profit		excluding acquisition
	integration charges		as reported		integration charges*
	Three months ended December 31
	2015	2014	2015	2014	2015	2014
Acquisition integration charges
Electrical Products	$8	$17	$298	$304	$306	$321
Electrical Systems and Services	5	8	203	242	208	250
Hydraulics	—	1	62	81	62	82
Aerospace	—	—	77	70	77	70
Vehicle	—	—	155	163	155	163
Total business segments before income taxes	13	26	$795	$860	$808	$886
Corporate	1	6
Total acquisition integration charges before income taxes	$14	$32
Total after income taxes	$9	$21
Per ordinary share - diluted	$0.02	$0.04

*Operating profit excluding acquisition integration charges is used to calculate operating margin where that term is used in this release.

					Operating profit
	Acquisition		Operating profit		excluding acquisition
	integration charges		as reported		integration charges*
	Year ended December 31
	2015	2014	2015	2014	2015	2014
Acquisition integration charges
Electrical Products	$25	$66	$1,156	$1,184	$1,181	$1,250
Electrical Systems and Services	15	51	776	843	791	894
Hydraulics	2	12	246	367	248	379
Aerospace	—	—	310	273	310	273
Vehicle	—	—	645	645	645	645
Total business segments	42	129	$3,133	$3,312	$3,175	$3,441
Corporate	5	25
Total acquisition integration charges before income taxes	$47	$154
Total after income taxes	$31	$102
Per ordinary share - diluted	$0.07	$0.21

*Operating profit excluding acquisition integration charges is used to calculate operating margin where that term is used in this release.

Business segment integration charges in 2015 and 2014 were related primarily to the integration of Cooper Industries plc (Cooper). These charges were included in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Corporate integration charges in 2015 and 2014 were related to the acquisition of Cooper. These charges were included in Selling and administrative expense. In Business Segment Information, the charges were included in Other corporate expense - net.

CONTACT:
Eaton Corporation plc
Scott Schroeder, +1-440-523-5150 (Media Relations)
scottrschroeder@eaton.com
or
Donald Bullock, +1-440-523-5127 (Investor Relations)